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                                                                    EXHIBIT 99.1

                            [On Patriot Letterhead]


AT THE COMPANY:                            FRB CHICAGO:
Paul Nussbaum, Chairman & CEO              Claire Koeneman       Bess Gallanis
Rex Stewart, CFO                           Analyst Inquiries     Media Inquiries
Suzanne Cottraux, Director of Corporate    (312) 640-6784        (312) 640-6737
Communications & Investor Relations
(972) 888-8041


FOR IMMEDIATE RELEASE
TUESDAY, JULY 1, 1997

           PATRIOT AMERICAN HOSPITALITY, INC. COMPLETES MERGER WITH
          CALIFORNIA JOCKEY CLUB AND BAY MEADOWS OPERATING COMPANY TO
                BECOME ONE OF ONLY TWO PAIRED-SHARE HOTEL REITS

                COMPANY ALSO ANNOUNCES TWO-FOR-ONE STOCK SPLIT

DALLAS, TX., JULY 1, 1997--PATRIOT AMERICAN HOSPITALITY, INC. (NYSE:PAH) today announced that shareholders of Patriot American and California Jockey Club and Bay Meadows Operating Company (AMEX:CJ) voted overwhelmingly in favor of Patriot's merger with and into California Jockey. The merger was consummated immediately following the stockholder meetings and, in connection with the merger, California Jockey Club changed its name to Patriot American Hospitality, Inc. and Bay Meadows Operating Company changed its name to Patriot American Hospitality Operating Company.

As part of the merger, each outstanding share of Patriot common stock has been converted into the right to receive 0.51895 shares of both the REIT and the Operating Company. These shares are now paired together and will begin trading as a single unit on July 2, 1997 on the New York Stock Exchange under the symbol "PAH" with the opening price based on California Jockey's closing price of $44 5/8 per share today. Trading of the paired shares of stock of California Jockey Club and Bay Meadows Operating Company on the American Stock Exchange terminated as of the close of business today.

According to Paul A. Nussbaum, chairman and chief executive officer of both Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, the long-awaited completion of the California Jockey/Bay Meadows merger represents a springboard for the company's strategic growth, and enhances the company's ability to increase shareholder value.

"Since we announced our agreement to acquire California Jockey and Bay Meadows last October, we've proceeded with our aggressive acquisition strategy to ensure that we could put the paired structure to use immediately following the closing," he said. "Despite the lengthy amount of time this merger has taken to complete, I'm extremely proud to say that because we have focused on establishing the components of our paired operating structure, we are ready to begin leasing properties to our paired operating company. In addition, we have approximately 11 hotel properties under contract or letter of intent that, when closed, also will be leased to our paired operating company. All totaled, we expect the completion of our merger with California Jockey to amplify our growth potential, particularly as we proceed with our acquisition of Grand Heritage Hotels and our merger with Wyndham Hotel Corporation later this year."

Patriot also announced that the board of directors of the REIT and the operating company had approved a two-for-one stock split in the form of a stock dividend. The date of record for the stock split will be July 15, 1997 and the brokers' cutoff date has been set for July 22, 1997, with an anticipated date for mailing certificates of July 25, 1997.
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Based in Dallas, Texas, Patriot American is currently the nation's second-
largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 56 hotels and resorts with 13,354 rooms, and is one of only four paired-share REITs in the country. THE COMPANY HAS ANOTHER 15 HOTELS WITH A TOTAL OF 3,745 ROOMS UNDER CONTRACT OR LETTER OF INTENT. Having already tripled the size of its room portfolio in less than two years since its IPO, Patriot American is continuing to acquire full-service hotel properties throughout North America. The company recently announced an agreement to acquire Wyndham Hotel Corporation (NYSE:WYN) which will become Patriot's paired-operating company upon completion of the transaction, slated for November 1997. Upon completion of the Wyndham acquisition, Patriot American Hospitality, Inc. will be the nation's largest and the only fully integrated paired hotel REIT.

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